EXHIBIT 4.1
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2005, by and among Matrix Bancorp, Inc., a Colorado corporation (the “Company”), on the one hand, and Friedman, Billings, Ramsey & Co., Inc., a Colorado corporation (“FBR”), for the benefit of the Holders (as hereinafter defined), on the other hand.
W I T N E S S E T H:
     WHEREAS, the Company and FBR entered into that certain Placement Agreement dated as of December 6, 2005 (the “Placement Agreement”) in connection with which, on December 9, 2005, the Company sold 5,120,000 newly issued shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), with FBR acting as placement agent (the “Private Offering”);
     WHEREAS, in order to induce FBR to enter into the Placement Agreement, the Company has agreed to provide the registration rights provided for in this Agreement for the holders of Registrable Shares (as defined below); and
     WHEREAS, the execution of this Agreement is a condition to the closing of the transactions contemplated by the Placement Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Additional Shares” means shares or other securities issued in respect of the Shares by reason of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Stock.
     “Agreement” is defined in the introductory paragraph of this Agreement.
     “Affiliate” as to any specified Person, (i) any Person directly or indirectly owning, controlling or holding, with power to vote, ten percent or more of the outstanding voting securities of such other Person, (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any executive officer, director, trustee, managing member or general partner of such Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee, managing member or general partner. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly, or indirectly through one or more intermediaries or relationships, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership or member interests or other equity interests or otherwise.
     “Business Day” means with respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or other applicable places where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.
     “Closing Date” means the Closing Date as defined in the Placement Agreement.
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” is defined in the first recital clause of this Agreement.
     “Company” is defined in the introductory paragraph of this Agreement, and any successor thereto.
     “Controlling Person” is defined in Section 6(a) hereof.
     “End of Suspension Notice” is defined in Section 5(b) hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto all as the same shall be in effect at the time.
     “FBR” is defined in the introductory paragraph of this Agreement, and any successor thereto.
     “Holder” means each record owner of any Registrable Shares from time to time.
     “Indemnified Party” is defined in Section 6(c) hereof.
     “Indemnifying Party” is defined in Section 6(c) hereof.
     “Liabilities” is defined in Section 6(a) hereof.
     “Mandatory Registration Statement” means the Mandatory Shelf Registration Statement or any Subsequent Shelf Registration Statement.
     “Mandatory Shelf Registration Statement” is defined in Section 2(a) hereof.
     “NASD” means the National Association of Securities Dealers, Inc.
     “Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.
     “Piggyback Registration Statement” is defined in Section 2(b) hereof.

     “Placement Agreement” is defined in the first recital clause of this Agreement.
     “Private Offering” is defined in the first recital clause of this Agreement.
     “Proceeding” means any action (including a class action), claim, suit, demand, arbitration or other proceeding (including without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Person subject thereto, threatened, by any Person.
     “Prospectus” means the prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.
     “Purchaser Indemnitee” is defined in Section 6(a) hereof.
     “Registrable Shares” means the Shares and any Additional Shares in respect thereof; provided, however, that Registrable Shares shall not include (i) shares that have been sold pursuant to an effective Registration Statement, (ii) shares that are sold, transferred or otherwise disposed of pursuant to Rule 144, and (iii) shares that are not held by Affiliates of the Company and are eligible for sale without registration under the Securities Act pursuant to subparagraph (k) of Rule 144.
     “Registration Expenses” means any and all expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation: (i) all Commission, securities exchange, NASD or other registration, listing, inclusion and filing fees, (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Shares and the preparation of a blue sky memorandum and compliance with the rules of the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, agreements among underwriters, securities sales agreements, certificates and any other documents relating to the performance of the Company under, and compliance of the Company with, this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Shares on the Nasdaq National Market pursuant to Section 4(n) of this Agreement, (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and (vi) any fees and disbursements customarily paid or otherwise negotiated for payment by issuers in connection with issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement), provided, however, that Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions and transfer taxes or transfer fees, if any, relating to the sale or disposition of Registrable Shares by a Holder and the fees and disbursements of any counsel to the Holders other than as provided for in clause (v) above.

     “Registration Statement” means any Mandatory Registration Statement or Piggyback Registration Statement.
     “Rule 144,” “Rule 158,” “Rule 415,” or “Rule 424,” respectively, means such specified rule promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.
     “Shares” is defined in the first recital clause of this Agreement.
     “Subsequent Shelf Registration Statement” is defined in Section 2(c) hereof.
     “Suspension Event” is defined in Section 5(b) hereof.
     “Suspension Notice” is defined in Section 5(b) hereof.
     “Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.
     2. Registration Rights.
     (a) Mandatory Shelf Registration. As set forth in Section 4 hereof, the Company agrees to file with the Commission as soon as reasonably practicable following the date of this Agreement (but in no event later than the date that is 30 days after the date of this Agreement) a shelf Registration Statement on Form S-3 or such other form under the Securities Act then available to the Company providing for the resale of any and all Registrable Shares consisting of Shares and all Additional Shares in respect thereof pursuant to Rule 415 from time to time by the Holders (such registration statement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Mandatory Shelf Registration Statement”).
     (i) Effectiveness and Scope. The Company shall use its commercially reasonable efforts to cause any Mandatory Shelf Registration Statement to be declared effective by the Commission as soon as practicable following such filing, and to remain effective until the earlier of (A) the second anniversary of the effective date of the initial Mandatory Shelf Registration Statement (subject to extension pursuant to Section 5(c)) provided that in such case each Holder shall have received a certificate with all restrictive legends removed as a result of the applicable Registrable Shares being freely transferable under Rule 144(k), or (B) the date on which all Shares and any Additional Shares in respect thereof cease to be Registrable Shares. Such commercially reasonable efforts shall include, without limitation, responding to any comments issued by the staff of the Commission with respect to the Mandatory Shelf Registration Statement and filing any related amendment to such Mandatory Shelf Registration Statement as soon as reasonably practicable after receipt of such comments. Any Mandatory Shelf

Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers, a sale through brokers or agents, or a sale over the Internet) by the Holders of any and all Registrable Shares.
     (ii) Underwriting. If Holders owning $20 million or more of the Shares or Additional Shares propose to conduct an Underwritten Offering under a Mandatory Shelf Registration Statement, such Holders shall advise the Company and all other Holders whose securities are included in the Mandatory Shelf Registration Statement, of the managing underwriters for such proposed Underwritten Offering, such managing underwriters to be subject to the approval of the Company, not to be unreasonably withheld. In such event, the Company shall enter into an underwriting agreement in customary form with the managing underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 6, and shall take all such other reasonable actions as are requested by the managing underwriter in order to expedite or facilitate the registration and disposition of the Registrable Shares included in such Underwritten Offering; provided, however, that the Company shall be required to cause appropriate officers of the Company or its Affiliates to participate in a “road show” or similar marketing effort being conducted by such underwriter with respect to such Underwritten Offering only if the Holders reasonably anticipate gross proceeds from such Underwritten Offering of at least $50 million. All Holders proposing to distribute their Registrable Shares through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, custody agreements, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information in writing as the Company may reasonably request for inclusion in the Registration Statement. Notwithstanding any other provision of this Agreement, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such Underwritten Offering, then the managing underwriters may exclude shares (including Registrable Shares) from the Underwritten Offering, and any shares included in the Underwritten Offering shall be allocated to each of the Holders requesting inclusion of their Registrable Shares in such Underwritten Offering on a pro rata basis based on the total number of Registrable Shares then held by each such Holder which is requesting inclusion, provided that the anticipated gross proceeds of the Underwritten Offering shall not be less than $50 million.
     (iii) Selling Stockholder Questionnaires. Each Holder agrees, by its acquisition of Registrable Shares, that if such Holder wishes to sell Registrable Shares pursuant to the Mandatory Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 2(a)(iii). Each Holder wishing to sell Registrable Shares pursuant to a Mandatory Shelf Registration Statement and related Prospectus agrees to deliver a written notice, substantially in form and substance of Annex A (a “Notice and Questionnaire”), to the Company. The Company shall mail the Notice and Questionnaire to the Holders no later than the date of initial filing of the Mandatory Shelf Registration Statement with the Commission. No Holder shall be entitled to be named as a selling securityholder in the Mandatory Shelf Registration Statement as of the initial effective date of the Mandatory Shelf Registration Statement, and no Holder shall be entitled to use the Prospectus forming a part thereof for resales of Registrable Shares at any time, unless such Holder has returned a completed and signed Notice and Questionnaire to the Company by the deadline for response set forth therein; provided, however, Holders shall have at least 20 calendar days from the date on which the Notice and Questionnaire is first mailed to such Holders to return a completed and signed Notice and Questionnaire to the Company. Notwithstanding the foregoing, (x) upon the request of any Holder that did not return a Notice and Questionnaire on a timely basis or did not receive a Notice and Questionnaire because it was a subsequent transferee of Registrable Shares after the Company mailed the Notice and Questionnaire, the Company shall distribute a Notice and Questionnaire to such Holders at the address set forth in the request and (y) upon receipt of a properly completed Notice and Questionnaire from such Holder, the Company shall use all commercially reasonable efforts to name such Holder as a selling securityholder in the Mandatory Shelf Registration Statement by means of a pre-effective amendment, by means of a post-effective amendment or, if permitted by the Commission, by means of a Prospectus supplement to the Mandatory Shelf Registration Statement; provided, however, that the Company will have no obligation to add Holders to the Mandatory Shelf Registration Statement as selling securityholders more frequently that one time per every 30 calendar days.
     (b) Piggyback Registration. If, after the date hereof, the Company proposes to file a registration statement under the Securities Act providing for a public offering of the Company’s securities, other than a registration statement on Form S-8 or Form S-4 or any similar form hereafter adopted by the Commission as a replacement therefor (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “Piggyback Registration Statement”), the Company will notify each Holder of the proposed filing and afford each Holder an opportunity to include in such Piggyback Registration Statement all or any part of the Registrable Shares then held by such Holder. Each Holder desiring to include in any such Piggyback Registration Statement all or part of the Registrable Shares held by such Holder shall, within ten (10) days after delivery of the above-described notice by the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Shares such Holder wishes to include in such Piggyback Registration Statement and provide, as a condition to such inclusion, such information regarding itself, the Registrable Shares held by it and the intended method of disposition of such securities as is required pursuant to Regulation S-K promulgated under the Securities Act to effect the registration of the Registrable Shares. Any election by any Holder to include any Registrable Shares in such Piggyback Registration Statement will not affect the inclusion of such Registrable Shares in the Mandatory Shelf Registration Statement until such Registrable Shares have been sold under the Piggyback Registration Statement; provided, however, that at such time, the Company shall have the right to remove from the Mandatory Shelf Registration Statement the Registrable Shares sold pursuant to the Piggyback Registration Statement.
     (i) Right to Terminate Piggyback Registration. At any time, the Company may terminate or withdraw any Piggyback Registration Statement referred to in this Section 2(b), and without any obligation to any such Holder whether or not any Holder has elected to include Registrable Shares in such registration. The Company shall also have the right to suspend the effectiveness and use of any Piggyback Registration Statement at any time for an unlimited amount of time whether or not any Holder has elected to include Registrable Shares in such registration.
     (ii) Underwriting. The Company shall advise the Holders of the managing underwriters for any Underwritten Offering proposed under the Piggyback Registration Statement. The right of any such Holder’s Registrable Shares to be included in any Piggyback Registration Statement pursuant to this Section 2(b) shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Shares in the Underwritten Offering to the extent provided herein. All Holders proposing to distribute their Registrable Shares through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected by the Company for such underwriting and complete and execute any questionnaires, powers of attorney, indemnities, securities escrow agreements, custody agreements, lock-up agreements, and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information in writing as the Company may reasonably request for inclusion in the Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements as are customary and reasonably requested by the underwriters. Notwithstanding any other provision of this Agreement, if at any time the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included, then the managing underwriters may exclude shares (including Registrable Shares) from the Piggyback Registration Statement and the Underwritten Offering, and any Shares included in the Piggyback Registration Statement and the Underwritten Offering shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Shares in such Piggyback Registration Statement on a pro rata basis based on the total number of Registrable Shares then held by each such Holder that is requesting inclusion; provided, however, that the number of Registrable Shares to be included in the Piggyback Registration Statement shall not be reduced unless all other securities of the Company held by (i) the Company’s directors, officers, other employees and consultants; and (ii) other holders of the Company’s capital stock with registration rights that are inferior (with respect to such reduction) to the registration rights of the Holders set forth herein, are first entirely excluded from the underwriting and registration. If any Holder disapproves of the terms of any such Underwritten Offering that is undertaken in compliance with the terms hereof, such Holder may elect to withdraw therefrom by providing written notice to the Company and the underwriter, delivered at least 10 Business Days prior to the effective date of the Piggyback Registration Statement. Any Registrable Shares excluded or withdrawn from such Underwritten Offering shall be excluded and withdrawn from the Piggyback Registration Statement.
     (iii) Hold-Back Agreement. By electing to include Registrable Shares in the Piggyback Registration Statement, if any, the Holder shall be deemed to have agreed not to effect any sale or distribution of securities of the Company of the same or similar class or classes of the securities included in the Registration Statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during such periods as reasonably requested by the managing underwriter (but in no event for a period longer than 60 days following the effective date of the Piggyback Registration Statement; provided that each of the officers and directors of the Company that hold shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock are subject to restrictions at least as burdensome as those applicable to the Holders for not less than the entire time period required of the Holders hereunder).
     (iv) Mandatory Shelf Registration not Impacted by Piggyback Registration Statement. The Company’s obligation to file any Mandatory Shelf Registration Statement shall not be affected by the filing or effectiveness of the Piggyback Registration Statement.
     (c) Subsequent Shelf Registration for Additional Shares Issued after Effectiveness of the Mandatory Shelf Registration Statement. If any Additional Shares are issued or distributed to Holders after the effectiveness of the Mandatory Shelf Registration Statement, or such Additional Shares were otherwise not included in a prior Registration Statement, then the Company shall as soon as practicable file an additional shelf registration statement (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, a “Subsequent Shelf Registration Statement”) covering such Additional Shares on behalf of the Holders thereof in the same manner, and subject to the same provisions in this Agreement as the Mandatory Shelf Registration Statement.
     (d) Expenses. The Company shall pay all Registration Expenses in connection with the registration of the Registrable Shares pursuant to this Agreement. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of Registrable Shares sold in such registration) of all discounts and commissions payable to underwriters or brokers in connection with a registration of Registrable Shares pursuant to this Agreement.
     3. Rule 144 Reporting.
     With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to, so long as any Holder owns any Registrable Shares:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;
     (b) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act; and
     (c) furnish to any Holder promptly upon request a written statement by the Company as to its compliance in all material respects with the reporting requirements of Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company, and take such reasonable further actions consistent with this Section 3, as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Shares without registration.
     4. Registration Procedures.
     In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, the Company shall:
     (a) prepare and file with the Commission, as specified in this Agreement, each Registration Statement, which Registration Statement (i) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith and (ii) shall be reasonably acceptable to FBR and its counsel; notify FBR in writing, at least two Business Days prior to filing of any amendment or supplement to such Registration Statement; promptly following receipt from the Commission, provide to FBR and its counsel copies of any comments made by the staff of the Commission relating to such Registration Statement and of the Company’s responses thereto; and use its commercially reasonable efforts to cause any Mandatory Registration Statement to become and remain effective as set forth in Section 2(a)(i) hereof; provided, however, that the Company shall not be required to cause any Piggyback Registration Statement to become or remain effective;
     (b) subject to Section 4(i) hereof, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 4(a) hereof, (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act, and (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;
     (c) furnish to FBR and the Holders, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as FBR or such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Shares; the Company consents, subject to Section 5, to the use of such Prospectus, including each preliminary Prospectus, by FBR and the Holders, if any, in connection with the offering and sale of the Registrable Shares covered by any such Prospectus;
     (d) use its commercially reasonable efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such jurisdictions as FBR or any Holder covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to Section 4(a) and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Holder; provided, however, that the Company shall not be required to take any action to comply with this Section 4(d) if it would require the Company to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(d) and except as may be required by the Securities Act, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;
     (e) use its commercially reasonable efforts to cause all Registrable Shares covered by such Registration Statement to be registered and approved by such other governmental agencies or authorities as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Shares; provided, however, that the Company shall not be required to take any action to comply with this Section 4(e) if it would require the Company to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(e) and except as may be required by the Securities Act, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;
     (f) notify FBR and each Holder with Registrable Shares covered by a Registration Statement promptly and, if requested by FBR or any such Holder, promptly confirm such advice in writing at the address determined in accordance with Section 10(c), (i) when such Registration Statement has become effective and when any post-effective amendments thereto become effective or upon the filing of a supplement to any Prospectus, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any Proceedings for that purpose, (iii) of any request by the Commission or any other federal, state or foreign governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information, and (iv) of any reason, including without limitation, the happening of any event during the period such Registration Statement is effective, as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the related Prospectus until the requisite changes have been made);
     (g) during the period of time referred to in Section 4(a) above, make every effort to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as practicable;
     (h) provide to FBR and its counsel within three Business Days of receipt by the Company or its counsel, copies of any material correspondence with or from the Commission or its staff with respect to a Registration Statement; and promptly furnish to FBR and each requesting Holder with Registrable Shares covered by a Registration Statement, without charge, a reasonable number of copies of such Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);
     (i) except as provided in Section 5, upon the occurrence of any event contemplated by Section 4(f)(iv), use its commercially reasonable efforts to promptly prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and promptly furnish to FBR and each requesting Holder, without charge, as many copies of such Prospectus and any supplement or post-effective amendment thereto, and such other documents, as FBR or such Holder may reasonably request;
     (j) if reasonably requested by FBR, the representative of the underwriters, if any, or any Holders of Registrable Shares being sold in connection with an Underwritten Offering, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such information as FBR, the representative of the underwriters, if any, or such Holders indicate relates to them or otherwise reasonably request be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment;
     (k) in the case of an Underwritten Offering, use its commercially reasonable efforts to furnish or cause to be furnished to each Holder of Registrable Shares covered by such Registration Statement and the underwriters a signed counterpart, addressed to each such Holder and the underwriters, of: (i) an opinion of counsel for the Company, dated the date of each closing under the underwriting agreement, reasonably satisfactory to the underwriters; and (ii) a “comfort” letter, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities, and such other financial matters as the underwriters may reasonably request; provided that, in order to be an addressee of the comfort letter, each Holder may be required to confirm that it is in the category of persons to whom a comfort letter may be delivered in accordance with applicable accounting literature;
     (1) in connection with an Underwritten Offering, enter into customary agreements (including an underwriting agreement in customary form) and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Shares included in such Registration Statement and make representations and warranties to the underwriters in such form and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same to the extent customary if and when requested;

     (m) in connection with an Underwritten Offering, to make available for inspection by the representatives of the Holders, the representative of any underwriters participating in any disposition pursuant to a Registration Statement and any special counsel or accountants retained by such Holders or underwriters, all financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representatives of the Holders, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement; provided, however, that such records, documents or information that the Company determines, in good faith, to be confidential and notifies such representatives of the Holders, representative of the underwriters, counsel thereto or accountants are confidential shall not be disclosed by the representatives, representative of the underwriters, counsel thereto or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a misstatement or omission in a Registration Statement or Prospectus, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public;
     (n) use its commercially reasonable efforts (including, without limitation, seeking to cure in the Company’s listing or inclusion application any deficiencies cited by the exchange or market) to list or include all Registrable Shares on any securities exchange or the Nasdaq National Market on which the Common Stock is then listed or included;
     (o) prepare and file in a timely manner all documents and reports required by the Exchange Act;
     (p) (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and the Nasdaq National Market or other applicable listing standard and (ii) not file any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which FBR or any Holder of Registrable Shares covered by such Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act;
     (q) cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;
     (r) in connection with any sale or transfer of the Registrable Shares (whether or not pursuant to a Registration Statement) that will result in the securities being delivered no longer constituting Registrable Shares, cooperate with the Holders and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates shall not bear any transfer restrictive legends (other than as required by the Company’s charter), and to enable such Registrable Shares to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request at least three Business Days prior to any sale of the Registrable Shares; and

     (s) in connection with the initial filing of a Mandatory Shelf Registration Statement and each amendment thereto with the Commission pursuant to Section 2(a) hereof, prepare and, within one Business Day of such filing with the Commission, file with the NASD, if required, all forms and information required or requested by the NASD in order to obtain written confirmation from the NASD that the NASD does not object to the fairness and reasonableness of the underwriting terms and arrangements (including any deemed underwriting terms and arrangements) (each such written confirmation, a “No Objections Letter”) relating to the resale of Registrable Shares pursuant to the Mandatory Shelf Registration Statement, including, without limitation, information provided to the NASD through its COBRADesk system, and pay all costs, fees and expenses incident to the NASD’s review of the Mandatory Shelf Registration Statement and the related underwriting terms and arrangements, including, without limitation, all filing fees associated with any filings or submissions to the NASD and the legal expenses, filing fees and other disbursements of FBR and any other NASD member that is the holder of, or is affiliated or associated with an owner of, Registrable Shares included in the Mandatory Shelf Registration Statement (including in connection with any initial or subsequent member filing).
     The Company may require the Holders to furnish to the Company such information regarding the proposed distribution by such Holder as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Shares, and no Holder shall be entitled to be named as a selling stockholder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such information to the Company. Any Holder that sells Registrable Shares pursuant to a Registration Statement shall be required to be named as a selling stockholder in the related Prospectus and to deliver or cause to be delivered a Prospectus to purchasers. Each Holder further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by such Holder not misleading.
     Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 4(f)(ii), 4(f)(iii) or 4(f)(iv) hereof, such Holder will immediately discontinue disposition of Registrable Shares pursuant to a Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus. If so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.
     5. Suspension Period.
     (a) Subject to the provisions of this Section 5 and a good faith determination by a majority of the independent members of the Board of Directors of the Company that it is in compliance with the terms hereof and that it is in the best interests of the Company to suspend the use of any Mandatory Registration Statement, following the effectiveness of such Mandatory Registration Statement (and the filings with any international, federal or state securities commissions), the Company, by written notice to FBR and the Holders, may direct the Holders to suspend sales of the Registrable Shares pursuant to such Mandatory Registration Statement for such times as the Company reasonably may determine is necessary and advisable (but in no event for more than 30 days in any 90-day period or more than 60 days in any 12-month period), if any of the following events shall occur: pending discussions relating to, or the consummation of, a transaction or the occurrence of an event (i) that, upon the written advice of counsel to the Company, would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, (ii) as to which the Company has bona fide business purposes for preserving the confidentiality of such transaction or occurrence of an event, (iii) as to which disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (iv) that renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable. Upon the earlier to occur of (x) the Company delivering to the Holders and FBR an End of Suspension Notice, as hereinafter defined, or (y) the end of the maximum permissible suspension period, the Company shall use its commercially reasonable efforts to promptly amend or supplement the Mandatory Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Mandatory Registration Statement compatible with the Company’s best interests, as applicable, so as to permit the Holders to resume sales of the Registrable Shares as soon as possible but no later than the end of the maximum permissible suspension period. The Company shall have the right to suspend the effectiveness and use of any Piggyback Registration Statement at any time for an unlimited amount of time.
     (b) In the case of an event that causes the Company to suspend the use of a Registration Statement (a “Suspension Event”), the Company shall give written notice (a “Suspension Notice”) to FBR and the Holders to suspend sales of the Registrable Shares, and such notice shall state generally the basis for the notice, that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Company is taking all reasonable steps to terminate suspension of the effectiveness of the Registration Statement as promptly as possible. The Holders shall not effect any sales of the Registrable Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies other than permanent file copies then in such Holder’s possession of the Prospectus covering the Registrable Shares at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and FBR in the manner described above promptly following the conclusion of any Suspension Event and its effect.
     (c) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice pursuant to this Section 5 with respect to any Mandatory Registration Statement, the Company agrees that it shall extend the period of time during which such Mandatory Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of the giving of the Suspension Notice to and including the date when Holders shall have received the End of Suspension Notice and provide copies of the supplemented or amended Prospectus necessary to resume sales, with respect to each Suspension Event; provided such period of time shall not be extended beyond the date that Shares or Additional Shares are not Registrable Shares.

     6. Indemnification and Contribution.
     (a) The Company agrees to indemnify and hold harmless (i) FBR and each Holder, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) any of the foregoing (a “Controlling Person”), and (iii) the respective officers, directors, partners, members, employees, representatives and agents of FBR and each Holder or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Purchaser Indemnitee”), to the fullest extent lawful, from and against any and all losses, damages, judgments, Proceedings, reasonable out-of-pocket expenses, and other liabilities (collectively, the “Liabilities”), including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any Proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of outside counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Company shall have furnished to such Purchaser Indemnitee any amendments or supplements thereto), or any preliminary Prospectus or any other document prepared by or with the assistance of the Company used to sell the Registrable Shares, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Purchaser Indemnitee furnished to the Company or any underwriter in writing by such Purchaser Indemnitee expressly for use therein or (ii) any untrue statement contained in or omission from a preliminary Prospectus if a copy of the Prospectus (as then amended or supplemented, if the Company shall have furnished to or on behalf of the Holder participating in the distribution relating to the relevant Registration Statement any amendments or supplements thereto) was not sent or given by or on behalf of such Holder to the Person asserting any such Liabilities who purchased Registrable Shares, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Registrable Shares to such Person and the untrue statement contained in or omission from such preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented). The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which it shall have become aware in connection with the matters addressed by this Agreement which involves the Company or a Purchaser Indemnitee.
     (b) In connection with any Registration Statement, such Holder agrees, severally and not jointly, to indemnify and hold harmless (i) FBR, (ii) the Company, (iii) each Person who controls the Company or FBR within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and (iv) the respective officers, directors, partners, members, representatives, managers, employees and agents of such Person or Controlling Person to the same extent as the foregoing indemnity from the Company to each Purchaser Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Purchaser

Indemnitee furnished to the Company in writing by such Purchaser Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus. The liability of any Purchaser Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Purchaser Indemnitee from sales of Registrable Shares giving rise to such obligations. If the Holder elects to include Registrable Shares in an Underwritten Offering, the Holder shall be required to agree to such customary indemnification provisions as may reasonably be required by the underwriter in connection with such Underwritten Offering.
     (c) If any Proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to Section 6(a) or 6(b), such Person (the “Indemnified Party”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such Proceeding and shall assume the defense of such Proceeding and pay the reasonable fees and expenses actually incurred by such counsel related to such Proceeding. Notwithstanding the foregoing, in any such Proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the Proceeding to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not actively and vigorously pursue the defense of such Proceeding or (iv) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, or any Affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such Affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such Affiliate of the Indemnifying Party, in which event the Indemnifying Party shall not have the right to assume or direct the defense of such Proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related actions arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of the Registrable Shares sold by all such Indemnified Parties and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment to the extent provided in this Section 6 without reference to this sentence.

     No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.
     (d) If the indemnification provided for in Section 6( a) or 6(b) is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such sections, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Parties on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Parties and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Purchaser Indemnitees, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6(d). The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to in Section 6(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such Proceeding. Notwithstanding the provisions of this Section 6, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds (net of any discounts or commissions) received by such Purchaser Indemnitee from sales of Registrable Shares exceeds the amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 6, each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) FBR or a Holder shall have the same rights to contribution as FBR or such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20( a) of the Exchange Act) the Company, and each officer, director, partner, member, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any Proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 6 or otherwise, except to the extent that any party is actually and materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     (f) The indemnity and contribution agreements contained in this Section 6 will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties referred to above. The Purchaser Indemnitee’s obligations to contribute pursuant to this Section 6 are several in proportion to the respective number of Registrable Shares sold by each of the Purchaser Indemnitees hereunder and not joint.
     7. Penalties Under Certain Circumstances.
     (a) If the Company does not file a Mandatory Shelf Registration Statement within 30 days after the date of this Agreement other than as a result of the Commission being unable to accept such filings, then G2 Holdings Corp. shall forfeit to the Company $500,000, which constituted a portion of the advisory fee paid to G2 Holdings Corp. by the Company as a result of the completion of the Private Offering; provided, however, that in no event shall the forfeiture provided for in this Section 7 apply at any time when the Company has endeavored in good faith to file the Mandatory Shelf Registration Statement within the time period specified but is unable to make such filing as of such date as a result of circumstances outside the reasonable control of the Company (including, but not limited to, the Company’s inability to use a Registration Statement on Form S-3 due to FBR’s sale of Shares to broker-dealers in the Private Offering).
     (b) Any amounts that are subject to forfeiture under Section 7(a) shall, if paid or payable before the date that is 30 days after the date of this Agreement, be placed by the Company into an escrow account having terms and conditions reasonably satisfactory to FBR and G2 Holdings Corp., such terms and conditions to reflect and give effect to the provisions of Section 7(a).
     8. Termination of the Company’s Obligations.
     The Company shall have no further obligations pursuant to this Agreement at such time as no Registrable Shares are outstanding.
     9. Limitations on Subsequent Registration Rights.
     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders beneficially owning not less than a majority of the then outstanding Registrable Shares, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any Mandatory Registration Statement or Piggyback Registration Statement, if any, filed pursuant to the terms hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s or prospective holder’s securities will not reduce the amount of Registrable Shares of the Holders included in the Registration Statement.
     10. Miscellaneous.
     (a) Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights provided herein or, in the case of FBR, in the Placement Agreement, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Subject to Section 6, the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.
     (b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Holders beneficially owning not less than a majority of the then outstanding Registrable Shares; provided, however, that for purposes of this Section 10(b), Registrable Shares that are owned, directly or indirectly, by an Affiliate of the Company shall not be deemed to be outstanding. No amendment shall be deemed effective unless it applies uniformly to all Holders. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of any other Holder may be given by such Holder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.
     (c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing and delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram, addressed as follows:
     (i) if to a Holder, at the most current address given by the transfer agent and registrar of the Shares to the Company;
     (ii) if to the Company, at the offices of the Company at Matrix Bancorp, Inc., 700 Seventeenth Street, Suite 2100, Denver, Colorado 80202, Attention: Michael McCloskey, (facsimile (303) 390-0952; with copies (which shall not constitute notice) to: Patton Boggs LLP, 2550 M Street NW, Washington, D.C. 20037, Attention: Norman B. Antin and Jeffrey D. Haas (facsimile (202) 457-6315); and
     (iii) if to FBR, at the offices of FBR at 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Dave Neiswander (facsimile (703) 312-9698); with a copy (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP, 1050

Connecticut Avenue NW, Washington, D.C. 20036, Attention: Howard B. Adler (facsimile (202) 530-9526).
Receipt of any notice sent pursuant to this Agreement shall be deemed to occur (x) two Business Days after sending by facsimile (with receipt confirmed) or overnight courier or (y) five days after mailing by the party giving such notice. The Company shall cause the transfer agent to use commercially reasonable efforts to maintain current addresses of the Holders.
     (d) Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto, including, without limitation and without the need for an express assignment or assumption, subsequent Holders, provided: (a) there is transferred to such transferee no less than five thousand (5,000) shares of Registrable Shares, appropriately adjusted to reflect any stock splits, stock dividends, subdivisions, reverse splits and similar events, (b) such transferee is an affiliate, subsidiary or parent company, family member or family trust for the benefit of a Holder, or (c) such transferee or transferees are partners of a Holder, who agree to act through a single representative; provided, however, that the transferor shall within ten (10) Business Days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities to which such registration rights are being assigned. The Company agrees that the Holders shall be third party beneficiaries to the agreements made hereunder by FBR and the Company, and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder; provided, however, that such Holder fulfills all of its obligations hereunder.
     (e) Stock Legend. In addition to any other legend that may appear on the stock certificates evidencing the Registrable Shares, for so long as any Shares remain Registrable Shares each stock certificate evidencing such Registrable Shares shall contain a legend to the following effect: “THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ENTITLED TO THE OBLIGATIONS AND BENEFITS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED DECEMBER 9, 2005.”
     (f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF VIRGINIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. The parties hereto agree to be subject to, and hereby irrevocably submit to, the nonexclusive jurisdiction of any United States federal or New York state court sitting in New York, New York, in respect of any Proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and irrevocably agree that all claims in respect of any such Proceeding may be heard and determined in any such court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection to the laying of the venue of any such Proceeding brought in any such court and any claim that any such Proceeding has been brought in an inconvenient forum.

     (h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
     (i) Entire Agreement. This Agreement, together with the Placement Agreement, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.
     (j) Registrable Shares Held by the Company or its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Shares is required hereunder, Registrable Shares held by the Company or its Affiliates shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.
     (k) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Placement Agreement. The indemnification and contribution obligations under Section 6 of this Agreement shall survive the termination of the Company’s obligations under Section 2 of this Agreement.
     (l) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions of this Agreement. All references made in this Agreement to “Section” refer to such Section of this Agreement, unless expressly stated otherwise.
     (m) Attorneys’ Fees. In any Proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover its reasonable attorneys’ fees from the losing party in addition to any other available remedy.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MATRIX BANCORP, INC.

By:	/s/ D. Mark Spencer

Name: D. Mark Spencer
Title: President, Co-CEO

FRIEDMAN, BILLINGS, RAMSEY & CO., INC. (for the benefit of the Holders)

By:	/s/ James R. Kleeblatt

Name: James R. Kleeblatt
Title: Senior Managing Director

AGREED AND ACCEPTED AS TO SECTION 7:

G2 HOLDINGS CORP.

By:	/s/ Michael J. McCloskey

Name: Michael J. McCloskey
Title: Executive Vice President

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